Exhibit 99.3

                   1998 POINTE FINANCIAL CORPORATION DIRECTORS
                           DEFERRED COMPENSATION PLAN


         This 1998 Pointe Financial Corporation Directors Deferred Compensation Plan (the "Plan") became effective on July 24, 1998, the date it was approved by the Board of Directors (the "Board") of Pointe Financial Corporation, a Florida corporation (the "Company"). The purpose of the Plan is to permit Directors of the Company and its wholly owned subsidiary, Pointe Bank (the "Bank") to receive grants of shares of the Company's common stock, $.01 par value per share ("Common Stock") in payment of their annual retainer as a Director of the Company or the Bank and provide Directors with the opportunity to defer portions of those retainers. Awards of the Common Stock, are to be granted under the Plan to Directors in lieu of cash payment of the annual retainers to Directors and chairmen of the Company's or Bank's Board of Directors or Committees. At no time shall the number of shares of Common Stock then outstanding which are attributable to the grant of shares under the Plan exceed 22,500 shares, subject, however, to the adjustment provisions of Section 3 of the Plan. The shares delivered under the Plan may, in whole or in part, be either authorized but unissued shares or issued shares reacquired by the Company.

Section 1. Definitions.

         (a) "Deferred Compensation" means that portion of any Director's Eligible Compensation that he elects pursuant to Section 2 to be deferred in accordance with this Plan.

         (b) "Director" means a member of the Board of Directors of the Company or the Bank.

         (c) "Eligible Compensation" means the amount of the annual retainer (payable in the form of grants of Common Stock) paid by the Company or the Bank to a Director for his services as a Director or chairman of the Company's or Bank's Board of Directors or any Committees, but shall not include meeting attendance fees or any reimbursement by the Company of expenses incurred by a Director incidental to attendance at a meeting of the Company's shareholders, the Board of Directors of the Company or the Bank, or any committee of the Board of Directors of the Company or the Bank, or of any other expense incurred on behalf of the Company or the Bank.

         (d) "Fair Market Value" means the closing price of Pointe Common Stock on the date the determination is made (or, if there is no trading on the Nasdaq Stock Market's National Market on such date, then on the first previous date on which there is such trading) as reported in The Wall Street Journal.

         (e) "President" means the President of the Company.

         (f) "Stock Unit Account" means the bookkeeping account established, pursuant to Section 3, on behalf of each Director who elects, pursuant to
Section 2, to have any of his Eligible Compensation deferred and credited to a Stock Unit Account.

         (g) "Year" means April 1 through March 31 of the following year.

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Section 2.  Deferral Election.

         Each Director may elect in writing, with respect to any Year, to have all or any portion of his Eligible Compensation be deferred in accordance with the terms of this Plan.

Section 3.  Stock Unit Accounts.

         (a) The Company shall establish and maintain a separate unfunded Stock Unit Account for each Director who has elected to have any portion of his Eligible Compensation deferred and credited to a Stock Unit Account. The individual Directors having a right to Common Stock in the Stock Unit Account shall have no voting rights. However, the Board of Director of the Company shall have the right to direct the manner in which all shares in the Stock Unit Account will be voted.

         (b) As of each date on which any amount of a Director's Deferred Compensation becomes payable, his Stock Unit Account shall be credited with that number of units as are equal to the number of full or fractional shares of Common Stock as could be purchased at the Fair Market Value of the Deferred Compensation that such Director elected to be credited to his Stock Unit Account.

         (c) As of the payment date for each dividend on Common Stock declared by the Board, there shall be credited to each Stock Unit Account that number of units as are equal to the number of full or fractional shares of Common Stock as could be purchased at the Fair Market Value on the payment date for such dividend with an amount equal to the product of: (i) the dividend per share, and
(ii) the number of units in such Stock Unit Account immediately prior to the record date for such dividend.

         (d) In the event that the President shall determine that any dividend or other distribution (whether in the form of cash, stock or other securities or property) , recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of stock or other securities of the Company, issuance of warrants or other rights to purchase stock or other securities of the Company, or other similar corporate transaction or event affects the Stock Unit Accounts such that an adjustment is determined by the President to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the President shall, in such manner as he may deem equitable, adjust the number of units in the Stock Unit Accounts.

         (e) In the event that on any date on which shares are to be granted hereunder, there is not a sufficient number of shares available under the Plan to implement fully the grants then to be made, then each Director entitled to a grant at such time shall receive a pro rata portion of the grant contemplated.

         (f) In the event of a Director's termination of service on the Board for any reason other than death, such Director's units issued to his Stock Unit Account for that Year shall be reduced by multiplying that number by a fraction, the numerator of which is the number of months such Director served on the Board during that Year, and the denominator of which is twelve (12).

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Section 4.  Form and Time of Election.

         A Director's election to defer all or any portion of his Eligible Compensation for any Year shall be irrevocable. The election shall be made in writing in the form ("Election Form") prescribed by the President. Except as hereinafter provided, to be effective, an Election Form for any Year shall be required to be received by the President on or before the annual meeting of shareholders for the relevant year. In the case of a Director's initial election to the Board, the Election Form for the year of election shall be received not more than 10 days following his election.

Section 5.  Form and Time of Distributions.

         Distribution of units credited to each Director's Stock Unit Account shall be made by issuing to such Director an equivalent number of shares of Common Stock; provided, however, that no fractional shares will be issued and any fractional unit will be distributed by payment of cash in the amount represented by such fractional unit based on the Fair Market Value on the date preceding the date of payment. Except as otherwise hereinafter provided, distributions shall be made (a) on the first day of the month following such Director's termination of service on the Board for any reason other than death, or (b) at such other time as the Director has elected in accordance with the terms of this Plan. Notwithstanding the foregoing, an earlier distribution may be made, at the discretion of the President, upon a finding that a Director is suffering a significant financial hardship caused by a recent event or events not within such Director's control; provided, however, that in such event, the shares distributed shall be limited to those amounts necessary to accommodate the financial hardship, as determined by the Secretary.

Section 6.  Death of Director.

         Notwithstanding the foregoing, in the event of the death of a Director prior to receipt by such Director of the full number of shares to be distributed to the Director, all such shares will be distributed to the beneficiary or beneficiaries designated by the Director, or if no beneficiary has been designated, to the Director's estate as soon as practicable following the month in which the death occurred.

Section 7.   Accounts Unsecured.

         Until distributed, all amounts represented by units credited to any Stock Unit Account shall be property of the Company, available for the Company's use, and subject to the claims of the Company's general creditors. The rights of any Director or beneficiary to distributions under this Plan are not subject to anticipation, alienation, sale, transfer, assignment, or encumbrance, and shall not be subject to the debts or liabilities of any Director or beneficiary.

Section 8.  Certain Rights Reserved by the Company.

         The Company reserves the right to suspend, modify or terminate this Plan at any time, and, in such event, shall have the right to distribute to each Director all shares of Common Stock equivalent to

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units in such Director's Stock Unit Account, including the right to distribute the cash equivalent to fractional units in such Stock Unit Accounts.

Section 9.  Administration and Interpretation of Plan.

         The President may issue rules and regulations for administration of the Plan. All decisions of the President shall be final, conclusive and binding upon all parties, including the Company, the stockholders and the directors. In the event of the absence or inability to act of the President, the Chairman of the Board of Directors of the Company shall have the authority to act in his place. Subject to the terms of the Plan and applicable law, the President shall have full power and authority to: (i) interpret and administer the Plan and any instrument or agreement relating thereto; (ii) establish, amend, suspend or waive such rules and regulations and appoint such agents as the President shall deem appropriate for the proper administration of the Plan; and (iii) make any other determination and take any other action that the President deems necessary or desirable for the administration of this Plan.

Section 10.  Withholding Taxes; Delivery of Shares.

         The Company's obligation to deliver shares of Common Stock under the Plan, in whole or in part, shall be subject to the Director's satisfaction of all applicable federal, state and local tax withholding obligations.

Section 11.  Governing Law and Severability.

         This Plan shall be construed in accordance with the laws of the State of Florida (exclusive of its provisions regarding conflicts of law) to the extent that such laws are not preempted by ERISA or other federal laws. If any provision of this Plan shall be held illegal or invalid for any reason, such determination shall not affect the remaining provisions of this Plan which shall be construed as if said illegal or invalid provision had never been included.

Section 12.  Notices.

         Any notice from the Company to a Director regarding this Plan may be addressed to the last known residence of said Director as indicated in the records of the Company. Any notice to the Company with respect to this Plan may be addressed as follows:

                  Chief Executive Officer
                  Pointe Financial Corporation
                  21845 Powerline Road
                  Boca Raton, Florida 33433


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